Exhibit 99.1

Contact:
Adam Bergman
Adam.Bergman@advanceautoparts.com

Direct	540-561-8450
Fax	540-561-6445

ADVANCE AUTO PARTS PROVIDES UPDATED FINANCIAL GUIDANCE

ROANOKE, Va., June 29, 2006— Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today is providing updated financial guidance for its fiscal second quarter, which ends July 15, 2006.

For the quarter, comparable-store sales are now expected to increase approximately 1% to 2%, versus a 9% increase last year. This compares to prior guidance of a 3% to 5% increase. In addition, both gross margin and SG&A rates are expected to be less favorable than prior expectations. Accordingly, the company now expects second quarter earnings per diluted share to be in the range of $0.57 to $0.59, compared to prior guidance of $0.65 to $0.68. Earnings per diluted share guidance includes approximately $0.03 of non-comparable stock option expense. Earnings per diluted share in last year’s second quarter were $0.60, which did not include pro forma stock option expense of approximately $0.02.

“Our quarter-to-date results have been lower than we expected,” said Mike Coppola, Chairman, President and CEO. “In the interest of timely communication, we felt it is important to share this information with you now. We believe that macro-economic factors, including, higher energy prices, ever-higher interest rates, and higher required credit card payments are further reducing discretionary income for our lower- and middle-income customers and has unfavorably impacted customer traffic. Both do-it-yourself (DIY) and do-it-for-me (DIFM) sales have been running below expectations. Our history shows that customers can defer purchases of non-discretionary replacement parts only for a limited period of time. With our core customers pressured by macro factors, we must provide customers more reasons than ever to visit our stores. We accept that challenge, and know that we must drive additional traffic to our stores.”

“As we focus on driving our sales, we also are working hard to manage our expenses in-line with our current sales trend,” said Coppola. “In addition, we are working on a number of expense-reduction initiatives that will further reduce our expense base.”

Even if current sales trends persist, the Company continues to expect growth in earnings per diluted share for 2006, compared to 2005, albeit at a lower rate of growth than previously expected. The Company will

ADVANCE AUTO PARTS PROVIDES UPDATED FINANCIAL GUIDANCE
June 29, 2006

provide a more-detailed update to earnings guidance for fiscal 2006 on its regularly scheduled August 10 conference call.

About Advance Auto Parts
Headquartered in Roanoke, Va., Advance Auto Parts is the second-largest retailer of automotive aftermarket parts, accessories, batteries, and maintenance items in the United States, based on store count and sales. As of April 22, 2006, the Company operated 2,927 stores in 40 states, Puerto Rico, and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, expected growth and future performance, including the impact of stock-option expensing, comparable-store sales, gross margin and SG&A rates, and earnings per share for second-quarter 2006 and fiscal year 2006. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended December 31, 2005, on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them, as more information becomes available.